JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G dated November 30, 2020 relating to the Class A Ordinary Shares, par value $0.0001 per share of L&F Acquisition Corp. shall be filed on behalf of the undersigned.

Date: November 30, 2020

Corbin Opportunity Fund, L.P.
By: Corbin Capital Partners, L.P., its investment manager

	By:	/s/ Daniel Friedman
	Name:	Daniel Friedman
	Title:	General Counsel

Corbin Erisa Opportunity Fund, Ltd.
By: Corbin Capital Partners, L.P., its investment manager

	By:	/s/ Daniel Friedman
	Name:	Daniel Friedman
	Title:	General Counsel

Corbin Capital Partners, L.P.

	By:	/s/ Daniel Friedman
	Name:	Daniel Friedman
	Title:	General Counsel

Corbin Capital Partners Group, LLC

	By:	/s/ Daniel Friedman
	Name:	Daniel Friedman
	Title:	Authorized Person